As filed with the Securities and Exchange Commission on November 28, 2008.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DUKE REALTY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation or Organization)	35-1740409 (I.R.S. Employer Identification No.)

600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
(317) 808-6000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Dennis D. Oklak
Chief Executive Officer
Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
(317) 808-6000
(Name, Address, including Zip Code and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Howard L. Feinsand, Esq. Executive Vice President and General Counsel Duke Realty Corporation 600 East 96th Street, Suite 100 Indianapolis, Indiana 46240 (317) 808-6000	Mark C. Kanaly, Esq. Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, N.W. Atlanta, Georgia 30309-3424 Phone: (404) 881-7000 Facsimile: (404) 881-7777

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price	registration fee(3)
Common Stock, $.01 par value per share	5,000,000	$4.52	$22,600,000.00	$888.18

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the New York Stock Exchange on November 21, 2008.

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the $18,977.26 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-44858) filed by Duke Realty Corporation on August 30, 2000, is being carried forward for application in connection with offerings under this Registration Statement. No additional registration fee has been paid with respect to this offering.

PROSPECTUS

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
 5,000,000 SHARES
COMMON STOCK
     This prospectus describes our Direct Stock Purchase and Dividend Reinvestment Plan, or the “Plan”. The Plan is a convenient and economical way for our shareholders and other investors to purchase our common stock and to reinvest all or part of their cash dividends in additional shares of common stock. Some of the features of the Plan are as follows:
•	You may purchase additional shares of common stock by automatically reinvesting all or part of your cash dividends. If we sell you newly issued shares as a result of your reinvestment of dividends, you will receive a 3% discount from the current market price If we purchase shares sold under the Plan in the open market, you will not receive a discount.

•	You may purchase shares of common stock by making an initial cash investment of at least $250 and no more than $10,000 or, if you are a current shareholder, by making optional cash investments of at least $50 and no more than $10,000. We will waive the $250 minimum initial investment for initial cash investments if you choose to make automatic monthly investments of at least $25 up to $10,000 per month by authorizing electronic funds transfers from your savings or checking account.

•	If we give our permission, you may make an optional cash investment of more than $10,000, and we may agree from time to time to offer a discount from recent market prices of 0% to 3% for such large purchases.

•	This prospectus makes certain amendments to our existing Direct Stock Purchase and Dividend Reinvestment Plan. If you are currently enrolled in our existing Direct Stock Purchase and Dividend Reinvestment Plan, you will be automatically enrolled in the amended Plan.

•	Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.
     Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “DRE.” The closing price of our common stock on November 25, 2008 was $7.65 per share.
     You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before investing in shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2008.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS
     Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the “prospectus.”  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.
     In this prospectus, the words “Duke,” “we,” “us” and “our” refer to Duke Realty Corporation, and the term “Operating Partnership” refers to Duke Realty Limited Partnership, of which we are the sole General Partner.
     You should not assume that the information contained in this prospectus or information incorporated by reference herein is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. A prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you decide whether to invest in our common stock.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at www.sec.gov. In addition, since some of our securities are listed on the NYSE, you can read our SEC filings at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
     We incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):
•	our Annual Report on Form 10-K for the year ended December 31, 2007;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;
•	our Current Reports on Form 8-K filed on February 5, February 21, February 27, February 28, March 17, May 8, August 15, and November 26, 2008 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act);
•	the description of our common stock included in our Registration Statement on Form 8-A dated January 2, 1986, as amended; and
•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:
Investor Relations
Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Telephone: (317) 808-6005
     We also maintain an Internet site at www.dukerealty.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements contained or incorporated by reference into this prospectus, including those related to our future operations, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus. Some of the risks, uncertainties and other important factors that may affect future results include, among others:
•	Changes in general economic and business conditions, including performance of financial markets;

•	Our continued qualification as a real estate investment trust, or “REIT”;

•	Heightened competition for tenants and potential decreases in property occupancy;

•	Potential increases in real estate construction costs;

•	Potential changes in the financial markets and interest rates;

•	Volatility in our stock price and trading volume;

•	Our continuing ability to favorably raise funds through the sale of debt and equity in the capital markets;

•	Our ability to successfully identify, acquire, develop and/or manage properties on terms that are favorable to us;

•	Our ability to be flexible in the development and operations of joint venture properties;

•	Our ability to successfully dispose of properties on terms that are favorable to us;

•	Inherent risks in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments; and

•	Other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, or “SEC.”
           This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Additional risk factor information is included under the caption “Risk Factors” in our (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the SEC on February 29, 2008, and our (b) Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which we filed with the SEC on November 7, 2008, and is updated by us from time to time in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings that we make with the SEC.
     Although we believe that the plans, expectations and results expressed in or suggested by the forward-looking statements were reasonable at the time they were made, all forward-looking statements are inherently uncertain as they involve substantial risks and uncertainties beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature or assess the potential impact of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made.

DUKE REALTY CORPORATION
     We are a self-administered and self-managed REIT that began operations through a related entity in 1972. As of September 30, 2008, we:
•	owned or jointly controlled 734 industrial, office, healthcare and retail properties (including properties under development), consisting of more than 126.0 million square feet; and

•	owned or jointly controlled more than 7,100 acres of land with an estimated future development potential of more than 107 million square feet of industrial, office, healthcare and retail properties.
     We provide the following services for our properties and for certain properties owned by third parties and joint ventures:
•	property leasing;

•	property management;

•	asset management

•	construction;

•	development; and

•	other tenant-related services.
     We are one of the largest publicly-traded, most vertically integrated office/industrial real estate companies in the United States.  In addition to our office and industrial product focus in the Midwest, Southwest, Mid-Atlantic and Southeast United States, we selectively pursue retail development opportunities, as well as nationwide opportunities through our National Development and Construction Group.  In addition, through our wholly owned Bremner-Duke Healthcare Real Estate division, we believe that we are well-positioned to provide development expertise to medical office clients.
     We directly or indirectly hold all of the interests in our properties and land and conduct all of our operations through the Operating Partnership.  We control the Operating Partnership as its sole General Partner and owned, as of September 30, 2008, approximately 95.1% of the Operating Partnership’s outstanding common units.  Holders of common units in the Operating Partnership (other than us) may exchange them for our common stock on a one for one basis.  When common units are exchanged for common stock, our percentage interest in the Operating Partnership increases.
     As of September 30, 2008, our properties had a diverse and stable base of approximately 3,400 tenants.  Many of the tenants are Fortune 500 companies and engage in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution, and professional services.  As of September 30, 2008, no single tenant accounted for more than 1.59% of our annualized gross effective rent (computed using the average annual rental property revenue over the terms of the respective leases including landlord operating expense allowances but excluding additional rent due as operating expense reimbursements).
USE OF PROCEEDS
     As required by the terms of the partnership agreement of the Operating Partnership, we must contribute to the Operating Partnership, in exchange for additional common or preferred units of the Operating Partnership, the net proceeds from any sale of shares of our capital stock (including any shares of our common stock or preferred stock or any depositary shares) and from the exercise of rights contained in any options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such shares of capital stock. Unless otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of the common stock offered by this prospectus for general corporate purposes. These purposes may include the development and acquisition of additional rental properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio.
THE PLAN
     The following questions and answers explain and constitute our Direct Stock Purchase and Dividend Reinvestment Plan, as in effect beginning December 8, 2008.
Purpose
1. What is the purpose of the Plan?
The purpose of the Plan is to provide our shareholders and other investors with a convenient and economical method to purchase shares of common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. In addition, the Plan can provide us with a means of raising additional capital for general corporate purposes through sales of common stock under the Plan. Whether significant additional capital is raised may be affected, in part, by our decision to waive the limitations applicable to optional cash investments and by our decision to sell newly issued shares of common stock to fulfill the requirements of the Plan. See Question 12 regarding our criteria for granting a request for waiver.
Registered holders or beneficial owners of common stock and other interested investors may elect to participate in the Plan. You may choose to have cash dividends on all or a portion of your shares automatically reinvested in our common stock. Even if you do not reinvest dividends, you may make optional cash investments to purchase common stock, subject to a minimum investment of $50 ($25 if made by automated funds transfer) and a maximum investment of $10,000 per investment.
Interested investors that are not shareholders of the Company may make an initial cash investment in common stock of not less than $250 and not more than $10,000. We will waive the $250 minimum on initial cash investments if you enroll in the automatic monthly investment option. In certain instances, however, we may permit greater optional cash investments. See Question 11 regarding optional cash investments and Question 12 regarding a request for waiver.
Plan Features
2. What options are available under the Plan?
The following options are available under the Plan:
•	The Plan provides you with the opportunity to automatically reinvest cash dividends on all or a portion of your common stock in additional shares of our common stock at a 3% discount to market prices to the extent such shares are issued from the Company as opposed to being purchased in the open market.

•	In addition to reinvestment of dividends, if you are an eligible shareholder you may purchase additional shares of common stock pursuant to optional cash investments of not less than $50 and not more than $10,000 per investment. You may make optional cash investments occasionally or at regular intervals, as you desire, and you may make optional cash investments by automated funds transfer of as little as $25 per month. You may make optional cash investments even if dividends on your shares are not being reinvested under the Plan.

•	If you are not presently one of our shareholders, you may become a participant in the Plan by making an initial cash investment of not less than $250 and not more than $10,000 (except with our consent) to purchase shares of common stock under the Plan. The $250 minimum on initial cash investments will be waived if you enroll in the automatic monthly investment option.

•	We may issue shares purchased directly from us under the Plan pursuant to a request for waiver at a discount to the market price without payment of brokerage commissions. Initially, optional cash investments of less than $10,000 will not be subject to a discount, but we reserve the right to grant a discount in the future.

•	You may fully invest dividends and any optional cash investments because the Plan permits fractional shares to be credited to your account. You may reinvest dividends on whole and fractional shares in additional shares which will be credited to your account. See Question 6.

•	You will avoid the need for safekeeping of certificates for shares of common stock credited to your plan account and may submit for safekeeping of certificates held by you and registered in your name. See Questions 14 and 15.

•	If you are a registered holder in the Plan you may direct the Plan Administrator to sell or transfer all or a portion of your shares held in the Plan. See Question 16.

•	Periodic statements reflecting all current activity in plan accounts, including purchases, sales and latest balances, will simplify your recordkeeping if you are a registered holder. See Question 17.
However, you should be aware that:
•	You may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. Initially, for optional cash investments, there will be no discount for the purchase of shares directly from us, and the granting of a discount for one month will not insure the availability of a discount or the same discount in future months. Each month, we may lower or eliminate the discount without prior notice to you. We may also, without prior notice to you, change our determination as to whether common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions from third parties (although we may not effect such a change more than once in any three month period). See Question 12.

•	If you reinvest cash dividends, you will be treated for federal income tax purposes as having received a dividend on the dividend payment date. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due. See Question 19.

•	You will not know the actual number of shares purchased under the Plan until after the investment date. See Question 8 regarding the timing of the purchase of shares.

•	The purchase price per share will be an average price and, therefore, may exceed the price at which shares are trading on the investment date when the shares are issued. See Question 10 regarding the purchase price of the shares.

•	Execution of sales of shares held in the Plan may be subject to delay. See Question 16.

•	No interest will be paid on funds we hold pending reinvestment or investment. See Question 11.

•	Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 25.
Administration
3. Who will administer the Plan?
The Plan will be administered by American Stock Transfer & Trust Company (the “Plan Administrator”) or such successor plan administrator as we may designate. The Plan Administrator acts as your agent, keeps records of your accounts, sends regular account statements to you and performs other duties relating to the Plan. Shares purchased for you under the Plan will be held by the Plan Administrator and will be registered in the name of the administrator or its nominee on your behalf, unless and until you request that a stock certificate for all or part of such shares be issued, as more fully described in Question 14.
The Plan Administrator also serves as dividend disbursement agent, transfer agent, and registrar for the common stock. Correspondence with the Plan Administrator should be sent to:
Duke Realty Corporation Direct Dividend and Stock Purchase Plan
c/o American Stock Transfer & Trust Company
Attention: Dividend Reinvestment Department
59 Maiden Lane
New York, NY 10038
Telephone: 1-800-278-4353 or 718-921-8283

Participation
4. Who is eligible to participate?
A “registered holder” (which means a shareholder whose shares of common stock are registered in our stock transfer books in his or her name) or a “beneficial owner” (which means a shareholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly. A beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on his or her behalf. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial cash investment in common stock of not less than $250 or more than $10,000 unless granted a request for waiver (in which case such initial investment may exceed $10,000). The $250 minimum on initial cash investments will be waived if you enroll in the automatic monthly investment option. See Question 5 regarding enrollment.
The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of common stock. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the common stock.
If you reside in a jurisdiction in which your participation in the Plan would be unlawful, you will not be eligible to participate in the Plan.
Enrollment
5. How does an eligible holder of common stock or any other interested investor enroll in the Plan and become a participant?
All holders of shares of common stock that are currently enrolled in the Plan will automatically become participants in the amended Plan.
Investors that are not presently our shareholders, and existing registered shareholders that are not already participants in the Plan, may join the Plan by completing a Plan Authorization Form and forwarding it to the Plan Administrator at the address set forth in Question 3. See Question 12 regarding optional cash investments. A Plan Authorization Form will be furnished by the Plan Administrator upon request and is also available in the Investor Information section of our web site at www.dukereit.com. Investors can also enroll on-line without the need to send any form or money via regular mail. On-line enrollment can be accessed through the Investor Information Section of our web site at www.dukerealty.com or by visiting the administrator’s web site at www.investpower.com. We reserve the right to add or discontinue on-line enrollment in the Plan in our sole discretion.
Eligible beneficial owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form to the Plan Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12. To participate only in the dividend reinvestment feature of the Plan, eligible beneficial owners whose broker, bank or nominee participates in the Depository Trust Company (DTC) dividend reinvestment service may be able to have their dividends reinvested at a 3% discount through the Plan. Those investors whose broker, bank or nominee do not participate in the DTC reinvestment service will need to become registered shareholders in order to participate in the dividend reinvestment feature of the Plan and receive a 3% discount. A partial list of brokers which we believe do participate in the DTC reinvestment service include Merrill Lynch, Morgan Stanley & Co., JP Morgan Chase, Raymond, James & Associates, Stifel, Nicolaus & Company, and KeyBanc Capital Markets. If you are a beneficial owner who holds shares through one of these firms, you should be able to request that your broker code your shares for dividend reinvestment and your dividends should be automatically reinvested at a 3% discount through the Plan.

6. What does the Plan Authorization Form provide?
As indicated on the Plan Authorization Form, you may choose full dividend reinvestment, partial dividend reinvestment, or no dividend reinvestment. If you choose not to have your dividends reinvested, then you will have the option to receive your dividends in the form of a check or you may elect to have your dividends directly deposited into a specified bank account. The Plan Authorization Form also directs the Plan Administrator to purchase additional shares of common stock with any optional cash investments you may elect to make.
For each method of dividend reinvestment, cash dividends will be reinvested on all shares other than those designated for payment of cash dividends in the manner specified above until you specify otherwise or withdraw from the Plan altogether, or until the Plan is terminated.
7. When will participation in the Plan begin?
Participation as to dividend reinvestment will commence with the next investment date after receipt of the Plan Authorization Form, provided the Plan Administrator receives it on or before the record date for the payment of the dividend. Participation as to optional cash investments of $10,000 or less will commence with the next investment date, provided the Plan Administrator receives the funds to be invested at least two business days immediately preceding the investment date. See Questions 8 and 10 below to determine the applicable pricing period and investment date for the reinvestment of dividends or optional cash investments of $10,000 or less. Should the funds to be invested arrive after the time indicated above and before the next succeeding investment date, the administrator will hold such funds without interest until they can be invested on the next investment date.
Eligible shareholders and other interested investors may enroll in the Plan at any time. Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the Plan. See Question 18.
Purchases
8. When will shares be acquired under the Plan?
If shares are being acquired for the Plan directly from us, the administrator will reinvest dividends on each dividend payment date. The administrator will invest optional cash investments of $10,000 or less on the 15th of each month (or the next business day if the 15th is not a business day) and the last business day of each month. The Plan Administrator will invest optional cash investments of more than $10,000 pursuant to a request for waiver on the last business day of each month. Each of these dates is referred to as an “investment date.”
If shares are being acquired for the Plan through open market or privately negotiated transactions, all dividends and all optional cash investments will be applied to the purchase of common stock pursuant to the Plan as soon as practicable on or after the applicable investment date. The Plan Administrator may commence open market or privately negotiated purchases of common stock for this purpose before the applicable investment date.
In the past, dividend payment dates have occurred on or about the last business day of each February, May, August and November. Please see Appendix I for information with respect to investment dates, record dates and other data pertinent to a request for waiver.
Dividends are paid as and when declared by our Board of Directors. We can give you no assurance as to the declaration or payment of a dividend, and nothing contained in the Plan obligates us to declare or pay any such dividend on common stock. The Plan does not represent a guarantee of future dividends.
9. What is the source of shares to be purchased under the Plan?
All dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from us or shares on the open market or in privately negotiated transactions from third parties, or a combination of both. Shares purchased directly from us will consist of authorized but unissued shares of common stock.

10. At what price will shares be purchased?
The price of shares purchased directly from us as a result of the reinvestment of dividends will be 97% of the greater of:
•	the average of the daily high and low prices reported by the NYSE for the five business days immediately preceding the investment date; or

•	the average of the high and low prices reported by the NYSE for the investment date.
The price of shares purchased directly from us through optional cash investments of $10,000 or less will be 100% of the average of the high and low prices reported by the NYSE for the investment date. The price of shares purchased on the open market for both reinvested dividends and optional cash investments will be the weighted average of the prices paid for all such shares purchased for the Plan on that date. We will pay any commissions for shares that are purchased on the open market.
Shares purchased pursuant to a request for waiver (as described below) may reflect a waiver discount of 0% to 3% from the market price and will be based on the average of the daily high and low sales prices of our common stock on the NYSE during a pricing period consisting of ten trading days preceding the investment date. Shares purchased pursuant to a request for waiver are also subject to a threshold price provision, as described in Question 12.
11. How are optional cash investments made?
All plan participants are eligible to make optional cash investments at any time.
Optional Cash Investments of $10,000 or less should be received by the Plan Administrator at least two business days before each investment date (the 15th and last business days of each month). Optional Cash Investments greater than $10,000 and made pursuant to a request for waiver should be received by the administrator one business day before the commencement of the pricing period in order to purchase shares of common stock on the next following investment date (see Appendix I).
The Broker Nominee Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a Broker Nominee Form for transmitting optional cash investments on behalf of the beneficial owners. A Broker Nominee Form must be delivered to the Plan Administrator at the address specified in Question 3 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. Broker Nominee Forms will be furnished by the Plan Administrator upon request.
Other interested investors that are not our shareholders are also eligible to make an initial common stock investment by submitting a Plan Authorization Form.
No interest will be earned on optional cash investments held pending investment. We suggest therefore that any optional cash investment you wish to make be sent so as to reach the Plan Administrator as close as possible to the date it is due to the administrator. Any questions regarding these dates should be directed to the Plan Administrator at the address or telephone number set forth in Question 3.
You may also enroll in the Automatic Cash Investment Program by completing the applicable section on the Plan Authorization Form or by completing an Automatic Cash Investment Application which is available upon request to the Plan Administrator or in the Investor Information section of our web site at www.dukerealty.com. Either form must be accompanied by a voided bank check or deposit slip for the account from which you authorize the Plan Administrator to draw the funds. Once the form is received and processed (which normally takes approximately two weeks) funds will automatically be deducted from the designated account on the third to last business day of each month and will be invested on the last business day of each month. Automatic funds transfers may be for as little as $25 per month, but in no case for more than $10,000 per month.
You should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor the Plan Administrator can assure a profit or protect against a loss on shares of common stock purchased under the Plan.
All optional cash investments made by check should be made payable to Duke Realty Corporation Direct Stock Purchase and Dividend Reinvestment Plan and mailed to the Plan Administrator at the address listed in Question 3. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Plan Administrator. Inquiries regarding other forms of payments and all other written inquiries should be directed to the Plan Administrator at the address listed in Question 3.
12. What limitations apply to optional cash investments?
Minimum/Maximum Limits. For any investment date, optional cash investments made by our shareholders are subject to a minimum of $50 and a maximum of $10,000. Optional cash investments made by interested investors who are not then our shareholders are subject to a minimum initial investment of $250 and a maximum of $10,000. We will waive the $250 minimum on initial cash investments if you make automatic monthly investments of $25 to $10,000 per month by authorizing electronic funds transfers from your savings or checking account. See Question 8 regarding the determination of investment dates for optional cash investments. Optional cash investments of less than the allowable minimum amount and that portion of any optional cash investment that exceeds the allowable maximum amount will be returned promptly to you without interest, except as noted below.
Request for Waiver. You may only make optional cash investments in excess of $10,000 pursuant to a request for waiver accepted by us. Because of certain tax concerns which we have as a REIT, however, we will only consider a request for waiver for investors who certify that they are not participating in the dividend reinvestment component of the Plan. If you wish to submit an optional cash investment in excess of $10,000 for any investment date, you must obtain our prior written approval, and a copy of such written approval must accompany any such optional cash investment. A request for waiver should be sent to us by facsimile at (317) 808-6770 by 10:00 a.m. Eastern Time on the day that is at least two business days prior to the first day of an applicable pricing period. The request for waiver form will be furnished by us or the Plan Administrator upon request. We have sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a request for waiver, we will consider relevant factors including, but not limited to:
•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	our need for additional funds;

•	the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the participant submitting the request;

•	the extent and nature of your prior participation in the Plan; and

•	the number of shares of common stock you hold of record and the aggregate amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted by all plan participants.
If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests by any method that we determine to be appropriate. With regard to optional cash investments made pursuant to a request for waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that may be purchased.
We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of common stock for any reason whatsoever including elimination of practices that are not consistent with the purposes of the Plan.

Threshold Price. We may establish for any pricing period a minimum price, which is referred to as the “threshold price” applicable to optional cash investments made pursuant to a request for waiver. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. A threshold price established for a request for waiver will not necessarily apply to any other request for waiver, and we may agree to different threshold prices among persons to whom we have granted a request for waiver for a pricing period.
If we establish a threshold price for any request for waiver in a pricing period, we will state the threshold price as a dollar amount that the average of the high and low sale prices of the common stock on the NYSE for each trading day of the relevant pricing period must equal or exceed. In the event that the threshold price is not satisfied for a particular trading day in the pricing period, then that trading day will be excluded from the pricing period. A day will also be excluded if no trades of common stock are made on the NYSE for that day. Thus, for example, if the threshold price is not satisfied for three of the ten trading days in a pricing period, then the purchase price will be based upon the remaining seven trading days in which the threshold price was satisfied.
In addition, a portion of each optional cash investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each day in which no trades of common stock are reported on the NYSE. The returned amount will equal one-tenth of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the threshold price is not satisfied. Thus, for example, if the threshold price is not satisfied or no such sales are reported for three of the ten trading days in a pricing period, 3/10 (i.e., 30%) of such optional cash investment will be returned to you without interest after the end of the pricing period.
The establishment of the threshold price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a threshold price for a pricing period does not affect the setting of a threshold price for any subsequent pricing period. For any particular month or any particular request for waiver, we may waive our right to set a threshold price.
Neither we nor the Plan Administrator will be required to provide any written notice to you as to the threshold price for any pricing period. You may, however, ascertain whether a threshold price will be applicable to your request for waiver for any given pricing period by telephoning us at (317) 808-6005.
Waiver Discount. We may also establish a discount from the market price applicable to optional cash investments made pursuant to a request for waiver. Such a discount, which is referred to as a “waiver discount” may be between 0% and 3% of the purchase price and may vary each month. The waiver discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. A waiver discount established for a request for waiver will not necessarily apply to any other request for waiver, and we may agree to different waiver discounts among persons to whom we have granted a request for waiver for a pricing period. You may obtain the waiver discount applicable to your request for waiver for the next pricing period by telephoning us at (317) 808-6005. Setting a waiver discount for a particular investment date will not affect the setting of a waiver discount for any subsequent month. The waiver discount will apply to the entire optional cash investment pursuant to a request for waiver and not just the portion of the investment that exceeds $10,000.
The waiver discount will apply only to optional cash investments of $10,000 or more, but we reserve the right to establish, in the future, a discount from the market price for reinvestment of cash dividends and optional cash investments of $10,000 or less.
13. What if a participant has more than one account?
For the purpose of the limitations discussed in Question 12, we may aggregate all optional cash investments for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one plan account.
Also for the purpose of such limitations, we may aggregate all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.
Certificates
14. Will certificates be issued for share purchases?
The Plan Administrator will hold all shares purchased pursuant to the Plan together in the name of the Plan Administrator or its nominee and credit shares to each individual account in “book entry” form. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon your written request or upon your withdrawal from the Plan or upon termination of the Plan, the Plan Administrator will have certificates issued and delivered for all full shares credited to your account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 15 and 16.
15. May a participant add shares of common stock to his or her account by transferring stock certificates that the participant possesses?
As a participant in the Plan, you may send to the Plan for safekeeping all common stock certificates which you hold. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in “book entry” form and combined with any full and fractional shares then held by the Plan for you.
To deposit certificates for safekeeping under the Plan, you must submit a letter of instruction. Stock certificates and the letter of instruction as well as all written inquiries about the safekeeping service should be directed to the Plan Administrator at the address listed in Question 3.
You may withdraw shares deposited for safekeeping by submitting a written request to the Plan Administrator.
Sale of Shares
16. Can participants sell shares held under the Plan?
You may instruct the Plan Administrator to sell some or all of your shares held in the Plan by notifying the Plan Administrator in writing or by using the form included with account statements.
The Plan Administrator will sell shares through a registered broker/dealer within five business days after receipt of a proper written notice. Shares to be sold may be commingled with those of other participants requesting sale of their shares, and the proceeds to each participant will be based on the average price for all shares sold during the day of sale. You should understand that the price of the common stock may go down as well as up between the date a request to sell is received and the date the sale is executed. The Plan does not allow you to specify either the dates or the prices at which shares are to be sold through the Plan Administrator.
There is no charge for selling shares through the Plan Administrator except for your pro rata share of brokerage commissions. These charges are normally lower than the cost of executing sales through a brokerage account.
Reports
17. What reports will be sent to participants in the Plan?
Unless you participate in the Plan through a broker, bank or nominee, you will receive from the Plan Administrator a detailed statement of your account at least once per quarter. This detailed statement will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. You should retain these statements to determine the tax cost basis for shares purchased pursuant to the Plan. If you participate in the Plan through a broker, bank or nominee, you should contact that party for such a statement.

Termination
18. How may participants terminate their participation in the Plan?
You may terminate participation in the Plan by writing to the Plan Administrator at the address listed in Question 3. You may request:
•	that the Plan Administrator send all dividends to the participant by check and continue to hold the participant’s shares in the Plan account (in such case the participant may continue to make optional cash investments);

•	that the Plan Administrator discontinue any automatic withdrawals of funds and purchase of shares;

•	that a certificate be issued for all full shares of common stock held for such participant’s account and a check be issued for the proceeds from the sale of any fractional share equivalent; or

•	that all full shares and any fractional share equivalent held for such participant’s account be sold and a check issued for the net proceeds, less any applicable transfer tax.
If such a request is received on or after the record date for a dividend, the Plan Administrator will reinvest for the account any cash dividend paid on that account. The request will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to your account. There will be no cost to you with respect to termination of your reinvestment of dividends through the Plan other than the brokerage costs described above under Question 16 with respect to any shares sold.
If you do not own at least one whole share registered in your name or through the Plan, your participation in the Plan may be terminated. We may also terminate the Plan or your participation in the Plan after written notice in advance mailed to you at the address appearing on the Plan Administrator’s records. If your participation in the Plan has been terminated, you will receive certificates for whole shares held in your account and a check for the cash value of any fractional share held in your account.
Taxes
19. What are the federal income tax consequences of participating in the Plan?
Reinvestment of dividends in the Plan will not avoid the tax that would otherwise apply to the dividends. With respect to shares purchased from us with reinvested dividends, you will be treated for federal income tax purposes as having received a distribution from us equal to the fair market value on the investment date of the shares acquired with the reinvested dividends. As a result of the discount feature of the Plan, the fair market value on the investment date of the shares received will likely exceed the amount of cash dividends that would otherwise be paid to you. Your tax basis in the shares received through reinvested dividends will equal the fair market value of such shares on the investment date. For those shares that are purchased on the open market, commissions we pay will be treated as taxable income.
Under a private letter ruling issued by the Internal Revenue Service to us, the tax treatment of the purchase of shares by a Plan participant under an optional cash investment will differ depending on whether the participant is participating in the dividend reinvestment feature of the Plan.
Optional cash investment participants participating in the dividend reinvestment feature of the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value of the shares acquired on the investment date over the actual purchase price of the shares.
The tax basis in the shares received by those participants will equal the fair market value of such shares on the investment date.
For those optional cash investment participants not participating in the dividend reinvestment feature of the Plan, the IRS Ruling states that no taxable income will be realized as a result of the acquisition of shares.

For those participants, the tax basis in the shares received will equal the amounts paid for such shares.
Distributions by us will be treated as dividends to the extent of our earnings and profits for federal income tax purposes. To the extent that the amount we distribute exceeds our current and accumulated earnings and profits, the distribution will be first treated as a return of capital to the shareholder to the extent of basis, with any excess taxable as gain realized from the sale of shares. For corporate plan participants, distributions by us that are taxable as dividends are not eligible for the dividends-received deduction.
Your holding period for shares acquired pursuant to the Plan will begin on the day following the investment date.
When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you may realize gain or loss with respect to such fraction. You may also recognize a gain or loss whenever shares are sold, whether such shares are sold by the Plan Administrator pursuant to your request or by you after the shares are withdrawn from the Plan.
The amount of such gain or loss will be the difference between the amount that you realize for the shares and your tax basis of those shares.
The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, you are advised to consult your own tax advisor with respect to the tax consequences applicable to your particular situation.
Other Provisions
20. What happens if a participant sells or transfers shares of stock or acquires additional shares of stock?
If you have elected to have dividends automatically reinvested in the Plan and subsequently sell or transfer all or any part of the shares registered in your name, automatic reinvestment will continue as long as shares are registered in your name or held for you by the Plan Administrator or until termination of enrollment. Similarly, if you have elected the Full or Partial Dividend Reinvestment option under the Plan and subsequently acquire additional shares registered in your name, the Plan Administrator will automatically reinvest dividends paid on such shares until termination of enrollment. If, however, you have elected the Optional Cash Investments Only option and subsequently acquire additional shares that are registered in your name, the Plan Administrator will not automatically reinvest dividends paid on such shares under the Plan. See Question 6. You may, however, change your dividend reinvestment election by providing a letter of instruction to the Plan Administrator.
21. How will a participant’s shares be voted?
For any meeting of shareholders, you will receive proxy materials in order to vote all shares held by the Plan for your account. All shares will be voted as you designate or may be voted in person at the meeting of shareholders.
22. Who pays the expenses of the Plan?
You pay no fees, commissions or expenses of any kind in connection with the Plan except for your pro rata share of commissions for shares sold through the Plan (See Question 16).
23. What are the responsibilities of Duke or the Plan Administrator under the Plan?
Neither we nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate your account upon your death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for your account, the times when purchases are made or fluctuations in the market value of the common stock. Neither we nor the Plan Administrator have any duties, responsibilities or liabilities except as expressly set forth in the Plan or as imposed by applicable laws, including, without limitation, federal securities laws.

You should recognize that we cannot assure a profit or protect against a loss on the shares you purchase under the Plan, and we take no position on whether shareholders or investors should participate in the Plan.
24. What happens if we issue a stock dividend or subscription rights or declare a stock split?
Any stock dividend or stock split that we may declare will be automatically credited to your plan account. In the event that we make subscription rights to purchase additional shares of common stock or other securities available to the holders of our common stock, the Plan Administrator will sell the rights accruing to all shares held by the Plan Administrator for plan participants and will apply the net proceeds of such sale to the purchase of common stock prior to or with the next monthly common stock investment. We will, however, inform you in advance of any subscription offer so that if you do not want the Plan Administrator to sell such rights and invest the proceeds you can transfer all shares held under the Plan to your own name by a given date. This will permit you to personally exercise, transfer or sell the rights on such shares. The Plan Administrator must receive any such request at least three business days before the record date for distribution of the rights.
25. May shares in a participant’s account be pledged?
No shares credited to your account may be pledged and any such purported pledge will be void. If you wish to pledge shares, those shares must be withdrawn from the Plan.
26. May a participant transfer all or a part of the participant’s shares held in the Plan to another person?
You may transfer ownership of all or part of your shares held in the Plan through gift, private sale or otherwise, by mailing to the Plan Administrator at the address in Question 3 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Plan Administrator will provide you with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in your plan account, the Plan Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.
27. May the Plan be changed or terminated?
While the Plan is intended to continue indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan at any time. You will be notified in writing of any modifications made to the Plan.
28. What transactions can I conduct through the Plan Administrator’s online service?
The Plan Administrator offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail. Through the Plan Administrator’s online services, you may:
•	Enroll in the Plan;

•	Authorize a one-time withdrawals of funds from your U.S. bank account to make your initial investment or to purchase additional shares of our common stock;

•	Establish automatic monthly investments;

•	Change your dividend reinvestment election;

•	Review your transaction history and position summary;

•	Change or terminate automatic monthly investments;

•	Request certificates;

•	Arrange for online sales of some or all of your shares;

•	Download enrollment and other forms;

•	Update personal information; and

•	Receive transaction confirmations via email.
You can access these services through the investor relations section of our website, www.dukerealty.com, or at the Plan Administrator’s website, www.investnow.com Participation in the Plan through the Internet is entirely voluntary.
If you are currently a shareholder, you will need your account number, social security number and password to access your account online.
29. Am I protected against losses?
Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.
Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.
In addition, the purchase price for shares acquired through the Plan will vary and cannot be predicted. The purchase price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell — both as to timing and pricing terms and related expenses — or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.
30. What other risks will I face through my participation in the Plan?
The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.
•	There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•	You have no control over the share price or timing of the sale or purchase of shares under the Plan. You cannot designate a specific price or date at which to sell or purchase Plan shares. As a result, if you send in an initial or optional cash payment, the market price of our common stock could either increase or decrease before your funds are used to purchase shares. In addition, you will not know the exact number of shares purchased until after the investment date. Similarly, the market price of our common stock could increase or decrease between the time you direct the Plan Administrator to sell Plan shares and when the Plan Administrator executes the sale on your behalf.

•	We may not be able to pay dividends. In order to qualify as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our shareholders.

•	We may change our determination as to whether the Plan purchases shares directly from us, which could increase the fees you pay in connection with initial and optional cash investments under the Plan. Although we presently expect that most shares will be purchased directly from us in the form of either newly issued shares or treasury shares, we may, without giving you prior written notice, decide to instruct the Plan Administrator to purchase shares of our common stock directly from third parties through open market transactions. Such purchases, with respect to initial and optional cash investments, will be subject to any brokerage commission that the Plan Administrator is required to pay.

•	No discount may be available for any or all initial investments or optional cash investments. While a discount from market prices of up to 3% may be established from time to time, at our sole discretion, for purchases in excess of $10,000, a discount for one month will not ensure the availability of a discount or the same discount in future months. Each month, we may change or eliminate the discount without giving you prior notice.

•	You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•	The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.
     Other important factors and risks are identified in our most recent Annual Report on Form 10-K and are updated in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You are encouraged to review these risk factors carefully.
RESTRICTION ON OWNERSHIP OF SHARES
     For us to qualify as a REIT for federal income tax purposes, we must meet the following requirements:
•	no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year; and

•	our common stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.
     Because we expect to continue to qualify as a REIT, our articles of incorporation contain a restriction intended to ensure compliance with these requirements which authorizes, but does not require, our Board of Directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize our status as a REIT. This provision also renders null and void any purported acquisition of shares which would result in our disqualification as a REIT. The provision also gives our Board of Directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize our status as a REIT.
     The provision also requires any shareholder to provide us such information regarding his or her direct and indirect ownership of common stock as we may reasonably require.
PLAN OF DISTRIBUTION
     Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of plan participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to:
•	whether the Plan is then acquiring newly issued shares of common stock or acquiring shares through open market purchases or privately negotiated transactions;

•	our need for additional funds;

•	the attractiveness of obtaining such funds by the sale of common stock under the Plan in comparison to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the Plan participant submitting the request, including the extent and nature of such participant’s prior participation in the Plan and the number of shares of common stock held of record by such Participant; and

•	the aggregate number of requests for waiver that have been submitted by all plan participants.
     Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which the person would be entitled as a plan participant, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale or distribution of such shares. We may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate.
LEGAL MATTERS
          Legal matters in connection with this prospectus, including the validity of the offered securities, are being passed upon for us by Alston & Bird LLP, Atlanta, Georgia.
EXPERTS
          The consolidated financial statements and related schedule of Duke as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

APPENDIX I
PROJECTED SCHEDULE FOR WAIVER INVESTMENTS

Optional Cash
	Threshold Price	Investments
Expected	and Waiver	Greater Than
Dividend	Discount, If Any,	$10,000 Must Be	Pricing Period	Investment
Record Date	Will Be Set By	Received By	Start Date	Date
14-Nov-08	10-Nov-08	14-Nov-08	13-Nov-08	28-Nov-08
N/A	11-Dec-08	15-Dec-08	16-Dec-08	31-Dec-08
N/A	12-Jan-09	14-Jan-09	15-Jan-09	30-Jan-09
1-Feb-09	9-Feb-09	11-Feb-09	12-Feb-09	27-Feb-09
N/A	12-Mar-09	16-Mar-09	17-Mar-09	31-Mar-09
N/A	13-Apr-09	15-Apr-09	16-Apr-09	30-Apr-09
12-May-09	11-May-09	13-May-09	14-May-09	29-May-09
N/A	11-Jun-09	15-Jun-09	16-Jun-09	30-Jun-09
N/A	14-Jul-09	16-Jul-09	17-Jul-09	31-Jul-09
12-Aug-09	12-Aug-09	14-Aug-09	17-Aug-09	31-Aug-09
N/A	11-Sep-09	15-Sep-09	16-Sep-09	30-Sep-09
N/A	13-Oct-09	15-Oct-09	16-Oct-09	30-Oct-09
12-Nov-09	10-Nov-09	12-Nov-09	13-Nov-09	30-Nov-09
N/A	11-Dec-09	15-Dec-09	16-Dec-09	31-Dec-09
N/A	12-Jan-10	14-Jan-10	15-Jan-10	29-Jan-10
12-Feb-10	8-Feb-10	10-Feb-10	11-Feb-10	26-Feb-10
N/A	12-Mar-10	16-Mar-10	17-Mar-10	31-Mar-10
N/A	13-Apr-10	15-Apr-10	16-Apr-10	30-Apr-10
12-May-10	11-May-10	13-May-10	14-May-10	28-May-10
N/A	11-Jun-10	15-Jun-10	16-Jun-10	30-Jun-10
N/A	13-Jun-10	15-Jun-10	16-Jun-10	30-Jul-10
12-Aug-10	12-Aug-10	16-Aug-10	17-Aug-10	31-Aug-10
N/A	13-Sep-10	15-Sep-10	16-Sep-10	30-Sep-10
N/A	12-Oct-10	14-Oct-10	15-Oct-10	29-Oct-10
12-Nov-10	10-Nov-10	12-Nov-10	15-Nov-10	30-Nov-10
N/A	13-Dec-10	15-Dec-10	16-Dec-10	31-Dec-10
N/A	11-Jan-11	13-Jan-11	14-Jan-11	31-Jan-11
11-Feb-11	8-Feb-11	10-Feb-11	11-Feb-11	28-Feb-11
N/A	14-Mar-11	16-Mar-11	17-Mar-11	31-Mar-11
N/A	12-Apr-11	14-Apr-11	15-Apr-11	29-Apr-11
12-May-11	11-May-11	13-May-11	16-May-11	31-May-11
N/A	13-Jun-11	15-Jun-11	16-Jun-11	30-Jun-11
N/A	12-Jul-11	14-Jul-11	15-Jul-11	29-Jul-11
12-Aug-11	12-Aug-11	16-Aug-11	17-Aug-11	31-Aug-11
N/A	13-Sep-11	15-Sep-11	16-Sep-11	30-Sep-11
N/A	12-Oct-11	14-Oct-11	17-Oct-11	31-Oct-11
11-Nov-11	10-Nov-11	14-Nov-11	15-Nov-11	30-Nov-11
N/A	12-Dec-11	14-Dec-11	15-Dec-11	30-Dec-11

A.	The Record Date for dividend payments will be established by our Board of Directors of the Company.

B.	The Threshold Price and the Waiver Discount, if any, will be established three business days prior to the first day of the Pricing Period. The Threshold Price and Waiver Discount only apply to purchases via a Request for Waiver.

A-1

C.	Optional cash investments, made pursuant to a Request for Waiver, are due by the close of business on the last immediately preceding the first day of the Pricing Period. Optional cash investments of $10,000 or less are due only two business days before the Investment Date.

D.	Pursuant to a Request for Waiver, the Pricing Period will be the ten consecutive Trading Days ending on the Trading immediately preceding the Investment Date.

E.	The Investment Date will be the last business day of each month for both optional cash investments and the reinvestment of dividends. For months in which a cash dividend is paid, the dividend payment date is expected to also be on the last business day of each month.

A-2

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The following table sets forth the costs and expenses (all of which are estimated except for the SEC registration fee) we expect to incur in connection with the issuance and distribution of the securities being registered under this registration statement, other than underwriting discounts and commissions:

Item	Amount to be paid
SEC registration fee	$888.18
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$5,000.00
Printing and reproduction expenses	$5,000.00
Plan administrator fees and expenses	$5,000.00
Miscellaneous expenses	$4,111.82

Total	$30,000.00
Item 15. Indemnification of Directors and Officers
          We are an Indiana corporation. Our officers and directors are and will be indemnified under Indiana law, our Third Restated Articles of Incorporation, and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law, or the “IBCL,” requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Our Third Restated Articles of Incorporation do not contain any provision prohibiting such indemnification.
          The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.
          Our Third Restated Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Third Restated Articles of Incorporation provides that a director shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for voting for or assenting to an unlawful distribution, or (4) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Third Amended and Restated Articles of Incorporation generally provides that any of our directors or officers or any person who is serving at our request as a director, officer, employee or agent of another entity shall be indemnified and held harmless by us to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person’s service with or at our request. Section 13.02 of our Third Amended and Restated Articles of Incorporation also provides such persons with certain rights to be paid by us the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against us by bringing suit against us.
          Our Third Amended and Restated Articles of Incorporation authorize us to maintain insurance to protect us and any of our directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the IBCL. We currently maintain officer and director liability insurance.
          Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of us and our officers and directors to substantially the same extent provided to officers and directors of us in our Third Restated Articles of Incorporation, and limits the liability of us and our officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under our Third Amended and Restated Articles of Incorporation.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Duke pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 16. Exhibits

Exhibit No.	Description
4.1(i)	Third Restated Articles of Incorporation of Duke Realty Corporation (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC on May 13, 2003, File No. 001-09044, and incorporated herein by this reference).

4.1(ii)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, establishing the amount, terms and rights of the Company’s 6.6% Series L Cumulative Redeemable Preferred Shares (filed as Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the SEC on November 29, 2004, File No. 001-09044, and incorporated herein by reference).

4.1(iii)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, establishing the amount, terms and rights of the Company’s 6.5% Series K Cumulative Redeemable Preferred Shares (filed as Exhibit 3 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 26, 2004, File No. 001-09044, and incorporated herein by this reference).

4.1(iv)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, establishing the amount, terms and rights of the Company’s 6.6% Series L Cumulative Redeemable Preferred Shares (filed as Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the SEC on November 29, 2004, File No. 001-09044, and incorporated herein by reference).

Exhibit No.	Description
4.1(v)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, amending the Designating Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, establishing the amount, terms and rights of the Company’s 6.95% Series M Cumulative Redeemable Preferred Shares (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on July 6, 2006, and incorporated herein by this reference).

4.1(vi)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, establishing the amount, terms and rights of the Company’s 7.25% Series N Cumulative Redeemable Preferred Shares (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on July 6, 2006, and incorporated herein by this reference).

4.1(vii)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, deleting Exhibits A, D, E, F, H and I and de-designating the related series of preferred shares (filed as Exhibit 3.1(viii) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed with the SEC on August 7, 2007, File No. 001-09044, and incorporated herein by this reference).

4.1(viii)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, deleting Exhibit B and de-designating the related series of preferred shares (filed as Exhibit 3.1(viii) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 29, 2008, File No. 001-09044, and incorporated herein by this reference).

4.1(ix)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, establishing the amount, terms and rights of Duke Realty Corporation’s 8.375% Series O Cumulative Redeemable Preferred Shares (filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A, as filed with the SEC on February 22, 2008, File No. 001-09044, and incorporated herein by this reference).

4.1(x)	Amendment to the Third Restated Articles of Incorporation of Duke Realty Corporation, deleting Exhibits C and de-designating the related Series C Junior Preferred Shares (filed as Exhibit 3.1(x) to the Company’s Quarterly Report on Form 10-Q, as filed with the SEC on November 7, 2008, File No. 001-09044, and incorporated herein by this reference).

4.2(i)	Third Amended and Restated Bylaws of Duke Realty Corporation (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC on May 13, 2003, File No. 001-09044, and incorporated herein by this reference).

4.2(ii)	Amendment No. 1 to the Third Amended and Restated By-Laws of Duke Realty Corporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 7, 2008, File No. 001-09044, and incorporated herein by this reference).

5.1	Opinion of Alston & Bird LLP*

8.1	Tax Opinion of Alston & Bird LLP*

23.1	Consent of Alston & Bird LLP (included in Exhibits 5.1 and 8.1 filed herewith)

23.2	Consent of KPMG LLP*

24.1	Powers of Attorney (included on the signature page)*

*	Filed herewith.

Item 17. Undertakings
The undersigned registrant hereby undertakes:
          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
          That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.
          Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on November 28, 2008.

DUKE REALTY CORPORATION
By:	/s/ Dennis D. Oklak
	Name:	Dennis D. Oklak
	Title:	Chairman and Chief Executive Officer

Power of Attorney
     Each person whose signature appears below hereby constitutes and appoints Dennis D. Oklak and Howard L. Feinsand, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her, in any and all capacities, to sign one or more Registration Statements on Form S-3 under the Securities Act of 1933 (the “Registration Statement”) for the registration of certain securities of Duke Realty Corporation and/or Duke Realty Limited Partnership, any or all amendments to the Registration Statement (including, but not limited to, post-effective amendments), which amendments may make such changes in and additions to the Registration Statement as such attorneys-in-fact may deem necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Dennis D. Oklak	Chairman, Chief Executive Officer and Director	November 28, 2008
Dennis D. Oklak	(Principal Executive Officer and Principal
Financial Officer)

/s/ Barrington H. Branch Barrington H. Branch	Director	November 28, 2008

/s/ Geoffrey Button Geoffrey Button	Director	November 28, 2008

/s/ William Cavanaugh III William Cavanaugh III	Director	November 28, 2008

/s/ Ngaire E. Cuneo Ngaire E. Cuneo	Director	November 28, 2008

Name	Title	Date

/s/ Charles R. Eitel Charles R. Eitel	Director	November 28, 2008

/s/ R. Glenn Hubbard, PhD R. Glenn Hubbard, PhD	Director	November 28, 2008

/s/ Martin C. Jischke, PhD Martin C. Jischke, PhD	Director	November 28, 2008

/s/ L. Ben Lytle L. Ben Lytle	Director	November 28, 2008

/s/ William O. McCoy William O. McCoy	Director	November 28, 2008

/s/ Jack R. Shaw Jack R. Shaw	Director	November 28, 2008

/s/ Lynn C. Thurber Lynn C. Thurber	Director	November 28, 2008

/s/ Robert J. Woodward, Jr. Robert J. Woodward, Jr.	Director	November 28, 2008